News Release

FOR ADDITIONAL INFORMATION:
Media Relations:	Investor Relations:
Martha Johnson	Daragh Porter
(859) 357-3101	(859) 815-3825

FOR IMMEDIATE RELEASE:
June 19, 2006

Ashland Inc. Announces
Exploration of a Possible Separation of its APAC Division; Enters into Exclusive
Negotiating Period with Oldcastle Materials, Inc.

COVINGTON, Ky. - Ashland Inc. (NYSE: ASH) (“Ashland”) announced today that it is exploring a possible separation of Ashland Paving And Construction Inc. (“APAC”), a wholly owned subsidiary of Ashland, including by means of a spin-off or sale of APAC. Ashland also announced that it has entered into an exclusive negotiating period with Oldcastle Materials, Inc. regarding the possible sale of APAC.

Ashland said there can be no assurance that any such transaction will occur. Ashland has retained Credit Suisse Securities (USA) LLC as its advisor to assist in this process.

Ashland also stated that it does not expect to disclose developments or details with respect to the exploration of the possible separation of APAC unless and until its board of directors has approved a definitive transaction or a decision is made not to proceed with a separation of APAC.

About Ashland Inc.

Ashland Inc. (NYSE: ASH) is a Fortune 500 chemical and transportation construction company providing products, services and customer solutions throughout the world. To learn more about Ashland Inc., visit www.ashland.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include those that refer to Ashland’s expectations about the possible APAC transaction. Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. The risks, uncertainties, and assumptions include the possibility that Ashland will be unable to fully realize the benefits anticipated from the APAC transaction; the possibility the APAC transaction may not close and other risks that are described from time to time in the Securities and Exchange Commission (SEC) reports of Ashland. Other factors and risks affecting Ashland are contained in Ashland’s Form 10-K, as amended, for the fiscal year ended Sept. 30, 2005, filed with the SEC and available on Ashland’s Investor Relations website at www.ashland.com/investors or the SEC’s website at www.sec.gov. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this news release.